INTERNATIONAL SHIPHOLDING CORPORATION

                                   EXHIBIT 12

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (In thousands, except ratios)
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
                                                                                                                   Nine Months Ended
                                                                          Year Ended December 31,                    September 30,
                                                       -------------------------------------------------------    ------------------
                                                         1992         1993        1994       1995        1996       1996       1997
                                                       --------     --------     -------    -------    -------    -------    -------
Income before cumulative
    effect of accounting change
    or extraordinary item .........................    $  6,499     $  7,645     $13,051    $20,980    $ 8,636    $ 6,986    $ 1,675

Equity in net income (loss) of
    unconsolidated entities
    (net of applicable taxes) .....................      (1,421)      (2,289)        776        331          0          0          0

Provision for income taxes ........................       4,530        7,055       6,762     11,796      5,463      4,068      1,292
                                                       --------     --------     -------    -------    -------    -------    -------
Earnings from continuing
    operations before income taxes ................    $ 12,450     $ 16,989     $19,037    $32,445    $14,099    $11,054    $ 2,967
                                                       ========     ========     =======    =======    =======    =======    =======
Fixed charges:

    Interest on long-term debt ....................      21,679       21,245      21,650     25,561     28,528     21,478     20,879

    Interest factor portion of rentals ............         704          848         834        818        792        594        754
                                                       --------     --------     -------    -------    -------    -------    -------
    Total Fixed Charges ...........................    $ 22,383     $ 22,093     $22,484    $26,379    $29,320    $22,072    $21,633
                                                       ========     ========     =======    =======    =======    =======    =======
Earnings from continuing operations
    before income taxes and
    fixed charges .................................    $ 34,833     $ 39,082     $41,521    $58,824    $43,419    $33,126    $24,600
                                                       ========     ========     =======    =======    =======    =======    =======
Ratio of earnings to fixed charges ................         1.6          1.8         1.9        2.2        1.5        1.5        1.1
                                                       ========     ========     =======    =======    =======    =======    =======
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